Exhibit 99.2

Contact: Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

October 22, 2007

Cass Information Systems, Inc. Declares 10% Stock Dividend;

Fifth Stock Dividend Since 2002

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of freight, utility and telecom invoice payment, rating, auditing and information services, announced a 10% stock dividend payable December 17, 2007 to shareholders of record at the close of trading December 3, 2007.

Shareholders will receive one additional share of CASS stock for each 10 shares owned. No fractional shares will be issued. Shareholders will receive cash for any fractional shares owned based on the share price reported by NASDAQ at the close of trading December 3, 2007.

The stock dividend is the fifth declared by Cass Information Systems in the past five years. The company previously paid 50% stock dividends in both 2006 and 2005, a 10% stock dividend in 2004 and a 5% stock dividend in 2002.

Additionally, Cass declared a regular quarterly cash dividend of $0.12 per share payable December 17, 2007 to shareholders of record December 3, 2007. The upcoming cash pay-out will apply to all shares held after the 10% stock dividend is completed, effectively increasing the fourth quarter dividend by 10%. Cass has continuously paid regularly scheduled cash dividends since 1934.

“The company continues to perform well and future prospects remain bright,” said Lawrence A. Collett, Cass chief executive officer and chairman. “The board of directors is pleased to provide continuing increases in dividends to our shareholders.”

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $20 billion annually on behalf of customers from processing centers in St. Louis, MO., Columbus, OH., Boston, MA., Greenville, S.C. and Wellington, KS. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2006.